EXHIBIT 5.1

Barristers & Solicitors Patent & Trade-mark Agents McCarthy Tétrault	McCarthy Tétrault LLP Suite 3300, 421-7th Avenue S.W. Calgary AB T2P 4K9 Canada Telephone: 403 260-3500 Facsimile: 403 260-3501 mccarthy.ca

September 22, 2009

North American Minerals Group Inc.
Suite 1600, 1800 4th Street SW
Calgary, Alberta, Canada
T2S 2S5

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016 USA

Dear Sirs/Mesdames:

Re:	North American Minerals Group Inc. (the “Corporation”)
Registration Statement on Form F-1

We have acted as special Canadian counsel to the Corporation in connection with the filing of the Registration Statement (defined below).  This opinion is being rendered in connection with the proposed issuance and sale of up to 13,348,867 Class “A” common shares (the “Common Shares”) of the Corporation pursuant to the Corporation’s Registration Statement on Form F-1 and any amendments thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on January 27, 2009, which Registration Statement was amended on February 12, 2009.  The Common Shares are being offered on a “best efforts” basis as part of 4,000,000 units (“Units”) at a price of $0.25 per Unit with aggregate gross proceeds of $1,000,000 (the “Offering”). Each Unit consists of one Common Share and one common share purchase warrant (a “Warrant”), each Warrant entitling the holder to purchase one Common Share (a “Warrant Share”) at an exercise price of $0.30 per share (subject to adjustment) expiring two years from the Initial Closing Date of the Offering, subject to earlier redemption.

The securities being registered under the Registration Statement consist of: (i) 4,000,000 Common Shares, 4,000,000 Warrants and up to an aggregate of 4,000,000 Warrant Shares issuable upon exercise of Warrants pursuant to the Offering; (ii) 2,848,867 Common Shares held by existing shareholders; and (iii) 2,500,000 Common Shares issuable under the Corporation’s stock option plan (the “Option Shares”).

Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

We have examined such statutes, public records, corporate records and documents and certificates of public officials and officers of the Corporation, have considered such matters of law and have made such enquiries of officers of the Corporation and other persons as we have considered appropriate or necessary as the basis for the opinions expressed herein.  In such examinations we have assumed (a) the genuineness of the signatures and the authority of persons signing documents examined by us, (b) the authenticity of all documents examined by us which were submitted to us as originals, (c) the conformity to authentic original documents of all documents examined by us which were submitted to us as certified, notarial, conformed, facsimile or photostatic copies of original documents, and (d) the identity and all individuals acting or purporting to act as public officials.

McCarthy Tétrault

For the purpose of the opinions expressed in paragraph 1, as it relates to the valid and subsisting nature of the Corporation under the laws of the Province of Alberta, we have relied upon a Certificate of Status electronically retrieved from the official records of Corporate Registry as maintained by the Registrar of Corporations under the Business Corporations Act (Alberta) (the “ABCA”), a copy of which has been delivered to you.  For the purpose of the opinion expressed in paragraph 2, we have assumed that the directors’ resolution of the Corporation dated February 20, 2009 approving the issuance of the Warrants will not be modified, amended or rescinded and will remain in full force and effect as of the date of issuance of the Warrants.  As to the opinions expressed in paragraphs 2 to 6 as it relates to certain factual matters, we have relied solely on a certificate of an officer of the Corporation (the “Officer’s Certificate”), a copy of which has been delivered to you today.  This opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein as such laws exist and are construed at the date hereof and do not take into account changes that may come into force following the date hereof.  We express no opinion as to any other laws, or as to any matter governed by any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Corporation is a valid and subsisting corporation under the laws of the Province of Alberta.

2.
The authorized capital of the Corporation consists of an unlimited number of Common Shares, an unlimited number of Class B common shares and an unlimited number of Class A preferred shares, of which 28,488,663 Common Shares are outstanding as of the date hereof.

3.	The Warrants, when issued, will constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms.

4.
The Common Shares and Warrants issuable pursuant to the Offering have been duly authorized and reserved and allotted for issuance and, upon receipt of the consideration payable in respect thereof, will be validly issued as fully paid and non-assessable Common Shares and Warrants, as the case may be, in the capital of the Corporation.

5.
The Warrant Shares have been duly authorized and reserved and allotted for issuance and, when issued in accordance with the terms of the Warrants and upon receipt of the consideration payable in respect thereof, will be validly issued as fully paid and non-assessable shares.

6.
The Option Shares have been duly authorized and reserved and allotted for issuance and, when issued in accordance with the terms of the Option Plan and upon receipt of the consideration payable in respect thereof, will be validly issued as fully paid and non-assessable shares.

The opinions expressed herein with respect to the validity, binding effect and enforceability of the terms of agreements and documents are subject to the qualifications that:

McCarthy Tétrault

(a)	enforceability may be limited by any applicable bankruptcy, re-organization, winding-up, insolvency, moratorium or other laws of general application affecting creditors' rights from time to time;

(b)	equitable remedies such as an injunction or an order for specific performance may or may not be ordered by a court in its discretion and may therefore not be available in any particular instance;

(c)	the equitable or statutory powers of the courts having jurisdiction to stay proceedings before them and the execution of judgments;

(d)
the enforcement of any rights of a party against the Corporation with respect to indemnity or contribution may be limited by applicable law and may or may not be ordered by a court on grounds of public policy and may therefore not be available in any particular instance;

(e)
the validity and enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remaining provisions of the applicable agreement may be determined only in the discretion of the court;

(f)
notwithstanding any term or condition contained in the applicable agreement, a court of competent jurisdiction may retain the discretion to determine when the actions of a party or its agent have been conducted in a commercially reasonable manner;

(g)
no opinion is expressed as to the validity, binding effect or enforceability of any provision purporting to indemnify any person against any liabilities to the extent the enforceability of such indemnity violates public policy or purports to indemnify any person for its own acts of negligence; and

(h)
we are assuming that the applicable agreements have been duly authorized, executed and delivered by, and constitute a legal, valid and binding obligation of, each party thereto other than the Corporation.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to McCarthy Tétrault LLP under the heading “Advisers” in the prospectus which is part of the Registration Statement.

Yours very truly,

/s/ McCarthy Tétrault LLP
McCarthy Tétrault LLP